REGISTRATION RIGHTS AGREEMENT

     REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made and entered into as of June 26, 2003, by and between Intertape Polymer Group Inc., a corporation organized under the laws of Canada ("Intertape"), and N. Quintas Projectos e Investimentos, S.A., a public limited liability company organized under the laws of Portugal ("Quintas").

                                   RECITALS

     A. Quintas, certain shareholders of Quintas, Intertape International Corp. and Intertape have entered into a certain Share Purchase Agreement dated as of June 26, 2003 (the "Purchase Agreement"), pursuant to which Intertape has agreed to issue certain shares of its common stock to Quintas.

     B. Pursuant to the terms of the Purchase Agreement, Quintas and Intertape have agreed to enter into this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the Purchase Agreement and the respective covenants contained in this Agreement, and intending to be legally bound, the parties hereby agree as follows:

     1. Defined Terms. The following terms when used in this Agreement shall have the meanings indicated below:

     "Additional Shares" means the additional Intertape Common Shares issuable to Quintas with respect to the Additional Payment under Section 2.2 under the Purchase Agreement.

     "Agreement" means this Registration Rights Agreement.

     "Closing Shares" means the Intertape Common Shares issued to Quintas at the closing under Sections 2.2 of the Purchase Agreement.

     "Demand Registration" has the meaning set forth in Section 2.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exempt Offering" means on offering or issuance of securities by Intertape in connection with (i) employee compensation or benefit plans, or (ii) acquisitions.

     "Intertape Common Shares" means the shares of the common stock of Intertape.

     "Purchase Agreement" has the meaning set forth in the Recitals.

     "Registrable Shares" means the Closing Shares and Additional Shares, and any additional Intertape Common Shares issued or distributed in respect of the Closing Shares or Additional Shares by way of a stock dividend or distribution or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, consolidation or otherwise. For purposes of this Agreement, Registrable Shares will cease to be Registrable Shares when and to the extent that (i) a registration statement covering such shares has been declared effective under the Securities Act and such shares have been disposed of pursuant to such effective registration statement, (ii) such shares are sold by Quintas pursuant to SEC Rule 144 or (iii) such shares have been otherwise transferred by Quintas.

     "SEC" means the Securities and Exchange Commission.

     "SEC Rule 144" means Rule 144 promulgated by the SEC pursuant to the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "24-Month Period" means the period that commences on the date of this Agreement (and including that date) and ends on the date that is twenty-four consecutive calendar months thereafter (but excluding that date).

     2.     Demand Registration Rights.

          (a) Subject to the conditions of this Section 2, Quintas may request Intertape to file a registration statement under the Securities Act covering the registration of the Registrable Shares then held by Quintas (a "Demand Registration"). After receipt of this request, Intertape will use commercially reasonable efforts to effect as soon as practicable the registration under the Securities Act in accordance with Section 3 hereof of the Registrable Shares which Quintas requests be registered. A registration will not count as the Demand Registration under this Section 2 until such registration has become effective.

          (b) Quintas will have the right to request Intertape to effect one Demand Registration with respect to the Registrable Shares held by Quintas, provided, however, that Quintas must request the Demand Registration within the 24-Month Period. In the event that Quintas receives Additional Shares under the Purchase Agreement, and Intertape has previously effected a Demand Registration for Quintas, then Quintas will have the right to request a second Demand Registration, provided, however, that Quintas requests the second Demand Registration within the 24-Month Period.

          (c) Intertape will not be required to effect a registration pursuant to this Section 2:

               (i) if Intertape will furnish to Quintas, a certificate signed by the President stating that in the good faith judgment of the Board of Directors of Intertape, it would be seriously detrimental to Intertape and its shareholders for such registration statement to be effected at such time, in which event Intertape will have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of Quintas; provided, however, that such right to delay a request will not be exercised by Intertape more than once in any twelve (12) month period; and

               (ii) if at the time of any request by Quintas for a Demand Registration, the Board of Directors of Intertape has approved the filing a registration statement by Intertape in connection with the sale of any of its own securities in a public offering under the Securities Act (other than an Exempt Offering), no Demand Registration shall be initiated under this Section 2 until 90 days after the effective date of such registration unless Intertape is no longer proceeding diligently to effect such registration, in which case the request for Demand Registration shall be promptly fulfilled.

          (d) In connection with any registration under this Section 2, Quintas will furnish to Intertape in writing such information and affidavits as Intertape reasonably requests for use in connection with any related registration statement or prospectus.

     3.  Registration Procedures.  In connection with registrations under
Section 2 hereof, and subject to the terms and conditions contained in this Agreement, Intertape shall:

          (a) use commercially reasonable efforts to prepare and file with the SEC as soon as reasonably practicable, a registration statement with respect to the Registrable Shares and use commercially reasonable efforts to cause such registration to promptly become and remain effective for a period lasting the remainder of the 24-Month Period (or such shorter period during which Quintas shall have sold all Registrable Shares which it requested to be registered);

          (b) prepare and file with the SEC such amendments (including post-effective amendments) to such registration statement and supplements to the related prospectus to appropriately reflect the plan of distribution of the securities registered thereunder until the completion of the distribution contemplated by such registration statement or for so long thereafter as a dealer is required by law to deliver a prospectus in connection with the offer and sale of the shares of Registrable Shares covered by such registration statement and/or as shall be necessary so that neither such registration statement nor the related prospectus shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and so that such registration statement and the related prospectus will otherwise comply with applicable legal requirements;

          (c) use commercially reasonable efforts to register and qualify the Registrable Shares covered by such registration statement under applicable state securities laws for the distribution of the Registrable Shares; provided, however, that Intertape will not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such states;

          (d) take such other actions as are reasonable and necessary to comply with the requirements of the Securities Act;

          (e) furnish such number of prospectuses (including preliminary prospectuses) and documents incident thereto as Quintas from time to time may reasonably request;

          (f)  notify Quintas promptly:

               (i) when Intertape is informed that such registration statement or any post-effective amendment to such registration statement becomes effective;

               (ii) of any request by the SEC for an amendment or any supplement to such registration statement or any related prospectus;

               (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or of any order preventing or suspending the use of any related prospectus or the initiation or threat of any proceeding for that purpose;

               (iv) of the suspension of the qualification of any shares of Registrable Shares included in such registration statement for sale in any jurisdiction or the initiation or threat of a proceeding for that purpose;

               (v) of any determination by Intertape that any event has occurred which makes untrue any statement of a material fact made in such registration statement or any related prospectus or which requires the making of a change in such registration statement or any related prospectus in order that the same will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

             (vi) of the completion of the distribution contemplated by such registration statement if it relates to an offering by Intertape.

          (g) in the event of the issuance of any stop order suspending the effectiveness of such registration statement or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Shares included in such registration statement for sale in any jurisdiction, use commercially reasonable efforts to obtain its withdrawal;

          (h) use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC; and

          (i) use commercially reasonable efforts to cause all shares of Registrable Shares included in such registration statement to be listed on the New York Stock Exchange or such other exchanges which the Intertape Common Shares are then listed at the initiation of Intertape.

     4. Availability of SEC Rule 144. Notwithstanding anything contained herein to the contrary (including Section 2 hereof), Intertape shall not be obligated to register the Registrable Shares held by Quintas when Quintas is entitled to sell the Registrable Shares to the public under SEC Rule 144 without limitation as to volume.

     5. SEC Rule 144 Reporting. With a view to making available the benefits of SEC Rule 144 to Quintas, Intertape agrees to:

          (a) make and keep public information available (as those terms are understood and defined in SEC Rule 144);

          (b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Intertape under the Securities Act and the Exchange Act at any time that it is subject to such reporting requirements; and

          (c) so long as Quintas owns any shares of Registrable Shares, furnish to Quintas forthwith upon request a written statement by Intertape as to its compliance with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time that it is subject to such reporting requirements), a copy of the most recent annual or quarterly report of Intertape, and such other reports and documents filed in accordance with such reporting requirements as a Quintas may reasonably request in availing itself of any rule or regulation of the SEC allowing a Quintas to sell any such securities without registration.

     6. Market Standoff. In consideration of the granting the registration rights pursuant to this Agreement, Quintas agrees that, for so long as Quintas holds any of the Registrable Shares, except as permitted by Section 2 hereof, Quintas will not sell, transfer or otherwise dispose of, including without limitation through put or short sale arrangements, shares of Intertape Common Shares in the ten days prior to the effectiveness of any registration (other than relating to an Exempt Offering) of Intertape Common Shares for sale to the public and, if required by any managing underwriter, for up to 90 days following the effectiveness of such registration.

     7. Registration Expenses. Intertape will pay all expenses incurred by Intertape in connection with any registration, qualification and compliance under this Agreement (including, without limitation, all registration, filing, qualification, legal, printing and accounting fees). Quintas will pay all underwriting commissions, discounts and brokerage fees applicable to the Registrable Shares included in the registrations under this Agreement.

     8.  Indemnification and Contribution.

          (a) Indemnification by Intertape. To the extent permitted by law, Intertape agrees to indemnify and hold harmless Quintas, its directors and officers, from and against any and all losses, claims, damages, liabilities and expenses (including reasonable legal expenses) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Shares or in any amendment or supplement thereto or in any related preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, any such untrue statement or omission or allegation thereof based upon information furnished in writing to Intertape by such Quintas, its directors and officers, or on such Quintas' behalf expressly for use therein. Notwithstanding the foregoing, Intertape's indemnification obligations with respect to any preliminary prospectus shall not inure to the benefit of Quintas with respect to any loss, claim, damage, liability (or actions in respect thereof) or expense arising out of or based on any untrue statement or alleged untrue statement or omission or alleged omission to state a material fact in such preliminary prospectus, in any case where (i) a copy of the prospectus used to confirm sales of Registrable Shares was not sent or given to the person asserting such loss, claim damage or liability at or prior to the written confirmation of the sale to such person and
(ii) such undue statement or alleged untrue statement or omission or alleged omission was corrected in such prospectus.

          (b)  Conduct of Indemnification Proceedings.   Promptly after receipt
by Quintas of notice of any claim or the commencement of any action or proceeding brought or asserted against Quintas in respect of which indemnity may be sought from Intertape, Quintas shall notify Intertape in writing of the claim or the commencement of that action or proceeding; provided, however, that the failure to so notify Intertape shall not relieve Intertape from any liability that it may have to Quintas otherwise than pursuant to the indemnification provisions of this Agreement. If any such claim or action or proceeding shall be brought against Quintas and Quintas shall have duly notified Intertape thereof, Intertape shall have the right to assume the defense thereof, including the employment of counsel. Quintas shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Quintas unless (i) Intertape has agreed to pay such fees and expenses or (ii) the named parties to any such action or proceeding include both Quintas and Intertape, and Quintas shall have been advised by counsel that there may be one or more legal defenses available to Quintas which are different from or additional to those available to Intertape, in which case, if Quintas notifies Intertape in writing that it elects to employ separate counsel at the expense of Intertape, Intertape shall not have the right to assume the defense of such action or proceeding on behalf of Quintas; it being understood, however, that Intertape shall not, in connection with any such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys
(together with appropriate local counsel) at any time for Quintas. Intertape shall not be liable for any settlement of any such action or proceeding effected without Intertape's prior written consent.

          (c) Indemnification by Quintas. Quintas agrees to indemnify and hold harmless Intertape, its directors and officers who sign the registration statement relating to Registrable Shares offered by Quintas and each person, if any, who controls Intertape within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from Intertape to Quintas, but only with respect to information concerning Quintas furnished in writing by Quintas or on Quintas' behalf expressly for use in any registration statement or prospectus relating to the Registrable Shares offered by Quintas, or any amendment or supplement thereto, or any related preliminary prospectus. In case any action or proceeding shall be brought against Intertape or its directors or officers, or any such controlling person, in respect of which indemnity may be sought against Quintas, Quintas shall have the rights and duties given to Intertape, and Intertape or its directors or officers or such controlling persons shall have the rights and duties given to Quintas, by the preceding paragraph.

           (d)  Contribution.  If the indemnification provided for in this
Section 8 is unavailable to any indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified parties in connection with the actions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnified party or indemnified parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. Intertape and Quintas agree that it would not be just and equitable if contribution pursuant to this Section
8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this
Section 8(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 8, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 8(a) and (c) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 8(d).

9.	Transfer of Registration Rights.  The registration rights provided to
Quintas under Section 2 hereof may not be transferred to any other person or entity.

10.	Miscellaneous.

          (a) Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by facsimile or prepaid internationally recognized courier to the parties at the addresses set forth below (or at such other addresses as shall be specified by the parties by like notice):

     If to Quintas:               N. Quintas Projectos E
                                  Investimentos SA
                                  Rua do Campo Alegre
                                  830-9, 4150-171 Porto Portugal
                                  Fax:  (351) 226 079 289

     Copy to:                     Telles de Abreu, Lucena e Associados-
                                  Sociedade de Advogados
                                  Rua da Restauracao, 348
                                  4050-501 Porto
                                  Portgugal
                                  Fax:  (351) 222 080 678

     If to Intertape or IIC:      Intertape Polymer Group Inc.
                                  3647 Cortez Road West
                                  Bradenton, Florida  34210
                                  Attn:  Andrew M. Archibald
                                  Fax:  (941) 727-5293

     Copy to:                     J. Gregory Humphries, Esq.
                                  Shutts & Bowen LLP
                                  300 S. Orange Avenue
                                  Suite 1000
                                  Orlando, Florida  32801
                                  Fax:  (407) 425-8316

     Such notices, demands, claims and other communications shall be deemed given when actually received or (a) in the case of delivery by carrier service with guaranteed delivery, the day designated for delivery, or (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise.

          (b) Entire Agreement. This Agreement and the Purchase Agreement contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein.

          (c) Assignment. This Agreement may not be assigned by any party without the written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

          (d) Waiver and Amendment. Any covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who has been authorized by its partners or board of directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

          (e) No Third Party Beneficiary. Except as provided in Section 8 of this Agreement, this Agreement is not intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

          (f) Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

          (g) Fees and Expenses. Except as provided in Section 7, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses.

          (h) Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement.

          (i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (j) Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

          (k) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          (l) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

          (m) Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida without reference to the choice of law principles thereof.

     11.  Resolution of Disputes.

          (a) Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the parties of its terms shall, to the exclusion of ant parallel or subsequent recourse in respect thereof by any party to any judicial process, be finally settled by three (3) arbitrators appointed under, and whose proceedings, decisions and awards shall be subject to, the rules of Conciliation and Arbitration of the International Chamber of Commerce in force from time to time (the "Rules"), which the parties hereby attorn to and agree to abide and be bound by.

          (b) Place and Language. The place of arbitration will be Paris, France and the language of the arbitration proceedings, any decision or award of the arbitrators and all documents prepared, filed or submitted for purposes of said proceedings will be English.

          (c) Procedures; No Appeal. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrators. The arbitrators shall give the parties written notice of the decision with the reasons therefor and any authority relied upon set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests in writing within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

          (d)	Authority.  The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrators; provided, however, that the arbitrators shall not have the authority to award punitive damages to either party.

          (e) Entry of Judgment. Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction over the parties and dispute.

          (f) Confidentiality. All proceedings under this Section 11, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

          (g) Continued Performance. The fact that the dispute resolution procedures specified in this Section 11 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                   INTERTAPE:

                                   INTERTAPE POLYMER GROUP INC.

                                   By: /s/ Andrew M. Archibald
                                   Its:   Chief Financial Officer, Secretary,
                                          Treasurer
                                   Name:  Andrew M. Archibald

                                   QUINTAS:

                                   N. QUINTAS PROJECTOS E
                                         INVESTIMENTOS, S.A.

                                   By: /s/ Dr. Adalberto Neiva de Olievira
                                   By: /s/ Jorge Quintas
                                   Its:  Dierctors
                                   Name: Dr. Adalberto Neiva de Olievira
                                         Jorge Quintas